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                                                                   EXHIBIT 10.31

  PROMISSORY NOTE DATED OCTOBER 2, 2002, BETWEEN R. CLAY ETHERIDGE AND HORIZON
                                 OFFSHORE, INC.

                                 PROMISSORY NOTE

$142,000 Houston, Texas
October 2, 2000

FOR VALUE RECEIVED, R. Clay Etheridge (the "Maker") hereby promises to pay to the order of Horizon Offshore, Inc. (the "Payee") the principal amount of $142,000, upon the terms and subject to the conditions set forth in this Note.

Section 1. Maturity. The principal amount of this Note, together with all accrued but unpaid interest, is due and payable in full on the earlier to occur of (a) October 2, 2010 and (b) 90 days after the termination of Maker's employment with Horizon Offshore, Inc. or any of its subsidiaries (such date, the "Maturity Date"). Section 5 of this Note provides that the payment of the principal amount and all accrued but unpaid interest may be accelerated upon the occurrence of an Event of Default.

Section 2. Interest. Interest will accrue on the outstanding principal amount of this Note at 6.1% per annum. Accrued but unpaid interest will be payable on the Maturity Date. Interest will be calculated on the basis of the actual number of days elapsed over a year of 365 days.

Section 3. Principal. Unless the outstanding principal amount is accelerated upon the occurrence of an Event of Default, the outstanding principal amount will be due and payable on the Maturity Date.

Section 4. Mandatory Prepayments. The Maker must prepay this Note with the net cash proceeds (i.e., the cash proceeds received less the aggregate option exercise price) of the sale of the 20,000 shares of common stock, $1 par value (the "Common Stock"), of Horizon Offshore, Inc. that may be acquired upon the exercise of the options granted to him on October 8, 1999 (the "Option") under the 1998 Stock Incentive Plan of Horizon Offshore, Inc. The Maker agrees to cooperate with the reasonable requests of the Payee in connection with any decision of whether or not to exercise the Option with the objective of the Maker and Payee being that the Option will be exercised at a time, consistent with applicable law and the policies and procedures of Horizon Offshore, Inc. regarding sales of Common Stock by its executive officers, that is intended to maximize the payment of principal and interest under this Note. Any mandatory prepayments must be accompanied by the payment of all accrued and unpaid interest through the date of prepayment with respect to the principal amount prepaid.

Section 5. Default. The occurrence of any of the following shall constitute an "Event of Default" hereunder: (i) subject to the provisions of Section 7, Maker defaults in the payment when due of any principal amount, and such failure shall continue for 10 days after notice is given by Payee to Maker of such failure;
(ii) Maker applies for or consents to the imposition of any insolvency relief; or (iii) Maker is unable or admits in writing his inability to pay his debts as they become due.

Subject to the provisions of Section 7, upon the occurrence of an Event of Default the Payee will have (a) all rights and remedies granted to it under this Note, and (b) all rights of a creditor under applicable law. All of these rights and remedies and the exercise of them will be cumulative. No exercise of any rights and remedies will be deemed to be exclusive or constitute an election of remedies.

No Event of Default may be waived or will be deemed to have been waived except in writing by the Payee to the Maker, and any waiver will be applicable only to the specific Event of Default expressly identified. No course of dealing by the Payee, or the failure, forbearance or delay by the Payee in exercising any of its rights or remedies under this Note will operate as a waiver of any Event of Default or of any right of the Payee under this Note.

Section 6. Waivers by Maker. To the fullest extent permitted by applicable law, Maker waives with respect to this Note, presentment, protest and demand, notice of protest, demand and dishonor and diligence in collection.

Section 7. Limited Recourse Obligation. Except upon the occurrence of an Event of Default (other than following the exercise of the Option in accordance with Section 5 and the net cash proceeds being insufficient to pay all principal and interest due under this Note) and as provided in Section 5, this Note is expressly made a non-recourse obligation. Except as provided in this Section 7, collection of the indebtedness represented by this Note is limited to the net cash proceeds received by Maker upon the sale of Common Stock acquired upon exercise of the Option pursuant to Section 5. The Payee acknowledges that the Maker has executed this Note for the sole purpose of establishing the existence of his obligations under it and, except as provided in this Section 7, the Maker will not be held personally liable for any of those obligations.


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Section 8. Collection and Assessment for Costs. The Maker will reimburse the
Payee for all reasonable out of pocket costs and expenses (including reasonable legal fees and disbursements) incurred by the Payee in connection with the collection or attempted collection of the payment of this Note through legal proceedings or otherwise.

Section 9. Amendment. This Note may not be amended, restated, supplemented or otherwise modified except by an express written agreement executed and delivered by the Maker and the Payee. Compliance with the covenants and other provisions of this Note may not be waived except by an express written waiver signed and delivered by the Payee.

Section 10. Governing Law. This Note will be governed by and construed under the laws of the State of Texas, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, this Note has be executed and delivered by Maker, effective as of the date of the Note set forth above.

MAKER:

R. Clay Etheridge
Accepted:
HORIZON OFFSHORE, INC.

By:
David W. Sharp
Chief Financial Officer
Date: October 2, 2000